UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The attached information has been forwarded to Institutional Shareholder Services (ISS) by ScanSource, Inc. and is filed hereby to the extent it may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

ScanSource management’s explanation for the imbalance of tax/non-audit fees to audit fees (as compared with ISS guidelines) in its October 2004 proxy:

We note that ISS has recommended voting against ScanSource’s ratification of auditors because our audit firm has had a higher proportion of non-audit/ tax fees than the guidelines recommended by ISS. We want you to be aware, however, of the circumstances that caused this fee imbalance and that we have already taken corrective action to address this issue going forward.

E&Y has been ScanSource’s auditors for only two years, since October 2002. Prior to their engagement as our independent auditors, ScanSource had hired E&Y for certain domestic tax compliance and planning services. At that time, we did not have our own internal tax director.

The majority of the 2004 tax fees as summarized in our proxy statement relate to domestic tax service. That domestic tax service extended into this fiscal year until we hired an internal tax director. We believe we ended this E&Y tax service as soon as practicable after engaging them to be our independent auditors - but concluded that we needed to continue the work into this year for continuity in our tax compliance and planning until our new tax director was hired and fully integrated into our operations.

Accordingly, we believe that the higher than normal fiscal 2004 non-audit/ tax fees paid to our auditors was an anomaly during this transition period. Tax fees in the latter part of fiscal 04 were lower, and we expect that they will be lower still for fiscal 05, as we are now handling much of this work in-house. The result is that we expect the E&Y tax fees in 2005 to be significantly lower than 2004 reported amounts.

Please let us know if you have any questions or if we can clarify the situation further. Thank you for your consideration.

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Thanks for considering our additional information concerning non-audit fees. We understand that ISS believes that auditors need to maintain independence and that one of the ways to measure their independence is whether other fees are more significant to them than the audit fees. We agree with this concept, with the understanding that we will need to manage our expenses such that we do not pay significantly higher fees to other accounting firms when our auditor could do a specific project more inexpensively since they already know our business.

Having said that, with the current commitments we have made on projects already in progress, by June 30, 2005 we believe non-audit fees will be greatly reduced from those shown in June 2004 and that we will have made great strides in reducing non-audit fees to the 50%- of-total-mark that you recommend. By June 30, 2006, we believe we can make even more progress toward that goal.

Thanks again for your consideration of this issue.

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